EXHIBIT 10.12

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT
(William Meris)
THIS EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into this 24th day of July, 2014 (the “Execution Date”), by and between (i) William Meris, an individual (“Executive”), and (ii) IMH Financial Corporation, a Delaware corporation (the “Company”)
THE PARTIES ENTER INTO THIS SEPARATION AGREEMENT on the basis of the following facts, understandings and intentions:
A.    As of the Execution Date, Executive is, and prior thereto has been employed as, the President and Chief Executive Officer of the Company.
B.    Except as otherwise set forth in this Agreement, Executive and the Company have mutually agreed that Executive’s employment relationship with the Company (and all of its affiliates and subsidiaries) shall terminate on July 31, 2014 (the “Separation Date”) upon, and subject to, the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the covenants undertaken and the releases, and subject to each party’s compliance with the terms and conditions, contained in this Separation Agreement, Executive and the Company agree as follows:
1.Termination of Employment.
1.1    Resignation Letter. Executive’s employment by the Company shall be terminated without Cause (as defined in Section 1.2) as of the Separation Date. Executive shall resign as an officer, employee, member, manager, director and in any other capacity with the Company and each of the Company’s affiliates and subsidiaries, effective as of the Separation Date. Concurrently with the Execution Date, Executive shall execute and deliver to the Company the resignation letter attached hereto as Exhibit 1.1 (the “Resignation Letter”). For purposes of Section 5.4(d)(i) of the Company’s Articles, this Separation Agreement shall constitute an employment agreement, and termination of employment of Executive as of the Separation Date shall be deemed to be a termination of Executive’s employment without Cause. The parties hereby agree that all payments due to Executive from the Company after the Separation Date shall be determined solely in accordance with this Separation Agreement.
1.2    Cause. For purposes hereof, the term “Cause” means, as reasonably determined by the Company based on the information then known to it, that one or more of the following has occurred: (i) Executive is convicted of or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction) that had or is expected to have a material adverse impact on the business of the Company; (ii) Executive is convicted of any one or more acts of intentional theft, larceny, embezzlement, fraud or other misappropriation; (iii) a judicial determination was made that Executive committed one or more acts of gross negligence or willful misconduct that resulted in material harm to the business or reputation of the Company; or (iv) a material breach by Executive of any contract Executive is a party to with the Company or any of its affiliates.
2.    Payments and Benefits. Provided that Executive does not revoke this Separation Agreement pursuant to Section 8, and provided that Executive returns the Company Property (as defined below) to the Company prior to or on the Separation Date and otherwise complies in all material respects with all of the terms and conditions of this Agreement (collectively, the “Protective Conditions”), the Company shall pay or provide to Executive the following benefits:
2.1    Severance Pay. The Company shall pay as severance pay to Executive an amount equal to One Million, Two Hundred and Thirty Six Thousand, Three Hundred and Sixty Dollars ($1,236,360), less legally required withholding (the “Severance Payment”). One half of the Severance Payment shall be paid to Executive by the Company in a lump sum within ten (10) days after the Effective Date or the Separation Date, whichever occurs later. The remainder of the Severance Payment shall be paid on a pro-rata monthly basis. The first pro-rata payment shall be made on August 30, 2014, and the final pro-rata payment shall be made on July 31, 2015. Unless Executive has otherwise breached this Agreement, the failure of the Company to make payment required by this Section 2.1 within five (5) days following the due date thereof shall constitute a default by the Company under this Separation Agreement entitling Executive to accelerate all amounts due hereunder and to pursue all rights and remedies at law or in equity. All other pro-rata payments shall be made on the final business day of the month in which the payment is due. The Severance Payment includes the entire amount of Executive’s accrued but unpaid base salary through the Separation Date and an amount equal to two (2) times Executive’s “Covered Average Compensation,” as that term is defined in Section 7.2(4) that certain Employment Agreement dated April 20, 2011, by and between Executive and the Company, as amended (the “Employment Agreement”).
2.2    Reimbursement of Expenses Payment. The Company shall pay to Executive an amount equal to Ten Thousand Dollars ($10,000) (the “Reimbursement Payment”) to reimburse Executive for Executive’s legal, accounting, and other expenses incurred in connection with the preparation, negotiation and finalization of this Separation Agreement. The Reimbursement Payment shall be paid to Executive by the Company in a lump sum within ten (10) days after the Effective Date or the Separation Date, whichever occurs later.

2.3    COBRA Benefits. The Company shall pay the full premiums charged to continue medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive and Executive’s eligible dependents immediately prior to the Separation Date (the “Equivalent Coverage”). In lieu thereof, at the request of Executive, the Company shall reimburse Executive for reasonable premiums paid for Equivalent Coverage obtained by Executive (i.e. not through COBRA), up to a maximum reimbursement equal to full premium that would otherwise have been paid had Executive elected to continue coverage pursuant to COBRA. If Executive obtains Equivalent Coverage other than pursuant to COBRA, reimbursement payments shall be made by the next regularly scheduled payroll date following the Company’s receipt of proof of premium payment by Executive. Notwithstanding the foregoing, the Company’s obligation to make any payment or reimbursement pursuant to this Section 2.3 shall commence with continuation coverage for the month following the month in which the Separation Date occurs and shall cease with continuation coverage on the eighteenth (18th) month following the month in which the Separation Date occurs (or, if earlier, shall cease upon the first to occur of Executive’s death, the date Executive becomes eligible for coverage under the health plan of a future employer). Prior to or on the Separation Date, Executive shall provide the Company with the written notice required under COBRA in connection with commencing such COBRA coverage.
2.4    Vesting. To the extent it can in accordance with the terms of the Stipulation and Agreement of Compromise, Settlement and Release entered in relation to litigation captioned In re IMH Secured Loan Fund Unitholder Litigation, Consol. C.A. No. 5516-CS, and the Meris Restriction Agreement attached as Exhibit H thereto, the Company shall take whatever action is reasonably necessary to cause Executive to become vested as of the Separation Date in all stock options, restricted stock grants, and all other equity-based awards that have been granted by the Company. In addition, the Company will issue 100,000 additional vested 10-year stock options with an exercise price based on the most recent Company valuation.
2.5    iPhone. (a) Executive shall be entitled to retain the Company issued iPhone currently in Executive’s possession; (b) Executive shall be entitled to keep all business contact information stored on the iPhone (but shall not be entitled to VPN or other data base access); and (c) during the one-year period commencing on the Separation Date, the Company shall reimburse Executive for Executive’s service plan for the iPhone in an amount not to exceed Two Hundred Dollars ($200) per month.
2.6    Tax Obligations. Executive acknowledges that he has not relied on any statements or representations by the Company or its attorneys with respect to the tax treatment of any payments or benefits provided pursuant to this Separation Agreement. In the event that any taxing body determines that any amounts should have been withheld from or in relation to any of the payments or benefits provided for in this Separation Agreement, Executive acknowledges and assumes all responsibility for the payment of any such taxes and hereby agrees to indemnify and hold Employer harmless for the payment of such taxes, the failure to withhold, and interest or penalties imposed thereon.
2.7    Return of Property.
2.7.1    Company Property. Executive shall turn over to the Company prior to or on the Separation Date all of the Company property that is in Executive’s possession or control prior to or on the Separation Date (the “Company Property”) including, without limitation: (a) all Company files, books and records (and all copies thereof), including, without limitation, all paper and electronic copies thereof; (b) all electronic devices, excluding iPhone; and (c) all other property of the Company.
2.7.2    Executive Property. The Company shall allow Executive to retain after the Separation Date copies of Executive’s personal information located in the Company’s offices and not related in any way to the business of the Company or any of its affiliates (the “Executive Property”), as more particularly identified on Exhibit 2.7.2 attached hereto. The Executive Property may be located on Company-issued electronic devices. Nothing herein shall modify Executive’s continuing rights to preserve all documents that may bear on any pending or threatened litigation or investigations as set forth in any litigation hold memoranda or otherwise respecting the preservation of documents.
3.    Exclusive Remedy. Subject to the terms and conditions of this Separation Agreement, the payments contemplated in this Separation Agreement shall constitute the sole and exclusive remedy for Executive in connection with the termination of Executive’s employment, and Executive and the Company covenant not to assert or pursue any other remedies, at law or equity, with respect to the termination of Executive’s employment or Executive’s performance or non-performance for or on behalf of the Company or any affiliate thereof at any time prior to the Separation Date, including, without limitation, with respect to any of the allegations made, and/or claims asserted (or that may be asserted), against Executive by any plaintiff and/or any regulatory agency, including, without limitation, the Securities and Exchange Commission.
4.    Company Property. Executive represents, warrants and covenants to the Company that Executive has turned over to the Company prior to or on the Separation Date all of the Company Property and has not retained any copies thereof.
5.    Indemnification; Insurance. Executive shall be entitled, following the Separation Date, to all rights provided in (a) Executive’s indemnification agreement with the Company, as in effect on the Separation Date and subject to the terms and conditions set forth therein, a copy of which is attached hereto as Exhibit 5.1 (the “Indemnification Agreement”), (b) the Amended and Restated Certification of Incorporation of the Company (the “Company’s Articles”), a copy of which is attached hereto as Exhibit 5.2, and (c) the Company’s Bylaws, a copy of which is attached hereto as Exhibit 5.3 (the “Company’s Bylaws”). In connection with any matter for which Executive is entitled to indemnification by the Company, and with respect to which it is determined by the representatives of the Board, pursuant to the Indemnification Agreement, that indemnification is appropriate for payment of Executive’s expenses to retain Executive’s own independent legal counsel, then and only then shall Executive have the right to be indemnified for any reasonable and actually incurred fees and expenses of such counsel subject to the terms of the Indemnification Agreement. Subject to the Indemnification Agreement, Executive shall have the benefit of the Company’s then existing and future (to the extent permissible by the D&O Insurance carrier) directors and officers liability insurance after the Separation Date in accordance with its terms (the “D&O Insurance”).
6.    Release. The following Executive Release and the Company Release shall be effective on the Separation Date and not on the Execution Date:
6.1    Executive’s Release. Executive, on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, to be effective only on the Separation Date, acknowledges full and complete satisfaction of, and releases and discharges and covenants not to sue the Company or its divisions, subsidiaries, parents, or affiliated entities, past, present and future, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, consultants, representatives, attorneys, agents or employees, past, present and future, or any of them (individually and collectively, the “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with the Company (or any affiliate thereof) or the termination thereof, including, without limitation, any claim for severance pay, profit sharing, bonus or similar benefit, vacation pay, paid time off, commissions, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on behalf of the Company or the Company Releasees committed or omitted prior to the date of this Separation Agreement, including, without limitation, any claim under Title VII of the Civil, Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (including any amendments thereto) which Executive now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from or based upon any cause whatsoever as of the Execution Date

(collectively, the “Claims”); provided, however, that such release shall not apply to (a) any obligation created by or specifically provided for in this Separation Agreement for which receipt or satisfaction has not been acknowledged, including, without limitation, the Company’s obligation to indemnify Executive pursuant to the terms of this Separation Agreement, (b) any right to indemnification that Executive may have pursuant to the Indemnification Agreement, the Company’s Articles or the Company’s Bylaws with respect to any losses, damages or expenses (including, without limitation, attorneys’ fees) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates, (d) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company policy of D&O Insurance, (e) any rights to continued medical coverage that Executive may have under COBRA, and (f) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. Moreover, nothing in this Separation Agreement or this release precludes Executive from filing a charge or complaint with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission (“EEOC”); provided, however, that while Executive may file a charge and participate in any proceeding conducted by the EEOC, by signing this Separation Agreement and release, Executive waives the right to bring a lawsuit against the Company or any other of the Company Releasees and waives the right to any individual monetary recovery in any action or lawsuit initiated by the EEOC. Executive acknowledges and agrees that Executive has received any and all leave and other benefits that Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Executive acknowledges that Executive has received all amounts owed for Executive’s regular and usual salary (including, without limitation, any bonus, severance, vacation pay or other wages), and usual benefits through the date of this Separation Agreement.
6.2    The Company’s Release. The Company, on the Company’s own behalf and on behalf of the Company’s divisions, subsidiaries, parents, or affiliated entities, past, present and future, and successors and assigns and each of them, to be effective only on the Separation Date, acknowledges full and complete satisfaction of, and releases and discharges and covenants not to sue Executive or Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, as well as Executive’s attorneys, representatives, agents or employees, past, present and future, or any of them (individually or collectively, the “Executive Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Company’s (or its affiliates’) employment of Executive or any other relationship with or interest in the Company or the termination thereof, including, without limitation, any claims against Executive with respect to Executive’s performance or alleged non-performance, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any action or omission by or on behalf of Executive or the Executive

Releasees committed or omitted prior to the date of this Separation Agreement, including, without limitation, any and all pending or future claims by any existing or future plaintiff or regulatory agency, and including, without limitation, any and all other Claims or claims asserted from time to time by such plaintiffs and future plaintiffs or such government agencies or future government agencies which the Company or any of its divisions, subsidiaries, parents or affiliated entities, past, present or future, and each of them, now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from or based upon any cause whatsoever prior to the Separation Date (the “Litigation Claims”); provided, however, that such release shall not apply to any obligation created by or specifically provided for in this Separation Agreement for which receipt or satisfaction has not been acknowledged.
7.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Separation Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the Execution Date of this Separation Agreement. Executive further expressly acknowledges and, agrees that:
7.1    Additional Consideration. In return for this Separation Agreement Executive shall receive from the Company consideration beyond that which Executive was already entitled to receive from the Company before entering into this Separation Agreement.
7.2    Consultation with Counsel. Executive is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement, and Executive acknowledges and agrees that Executive has done so.
7.3    Acknowledgement and Waiver. Executive was given a copy of this Separation Agreement on July 16, 2014 and informed that Executive had twenty-one (21) days within which to consider the Separation Agreement and that if Executive wishes to execute this Separation Agreement prior to the expiration of such 21-day period, Executive should execute the Acknowledgement and Waiver attached hereto as Exhibit 7.3.
7.4    ADEA Waiver. Nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
7.5    Revocation Right. Executive was informed by the Company that Executive has seven (7) days following the Execution Date of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement shall become null and void if Executive elects revocation during that seven (7) day time period. Any revocation must be in writing and must be received by the Company during the seven (7) day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive shall have any rights or obligations under this Separation Agreement. If Executive does not exercise his right to revocation pursuant to this Section 7.5, the Effective Date of this Agreement shall be the eighth day after the Execution Date.
8.    Conditions.
8.1    Conditions for Executive’s Benefit. The following conditions precedent to the Separation Closing under this Separation Agreement are for the sole benefit of Executive and may be waived or not waived by Executive in Executive’s sole discretion:
8.1.1    Receipt of Payments. Executive shall have received on the Separation Date all payments to be made to Executive by the Company on the Separation Date pursuant to this Separation Agreement.
8.1.2    Filings. All filings required to be made by the Company with the Securities and Exchange Commission with respect to this Separation Agreement shall have been made by the Company in a timely manner.
8.2    Conditions for the Company’s Benefit. The following conditions precedent to the Separation Closing under this Separation Agreement are for the sole benefit of the Company and may be waived or not waived by the Company in the Company’s sole discretion.
8.2.1    Filings. All filings required to be made by Executive with the Securities and Exchange Commission with respect to this Separation Agreement shall have been made by Executive in a timely manner.
8.2.2    Revocation Right. Executive has not revoked this Separation Agreement, and Executive confirms in writing to the Company that Executive has not revoked this Separation Agreement.
8.2.3    Acknowledgement and Waiver. Executive has delivered to the Company a duly executed copy of the Acknowledgement and Waiver.
9.    No Transferred Claims. Executive and the Company represent and warrant to the other that such party has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof.
10.    Restrictive Covenants.
10.1    Non-Solicitation of Employees and Consultants. During the thirty-six (36) month period after the Separation Date, Executive shall not, directly or indirectly, through any other

Person (as defined below), induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee thereof, on the other hand. As used herein, the term “Person” shall be construed, broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof. The Company acknowledges and agrees that the provisions of this Section 10.1 shall not apply to any solicitation, directly or indirectly, of Executive of Brian Peterson.
10.2    Executive’s Non-Disparagement Obligation. Executive shall not (a) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past, present and future, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, consultants, stockholders, representatives, assigns, and successors, past and present, and each of them, or (b) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates; provided that a judicial action validly brought by Executive to enforce Executive’s rights hereunder shall not be deemed to be the type of conduct contemplated by the foregoing. Nothing in this Section 10.2 shall in any way prohibit Executive from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive in the circumstances.
10.3    The Company’s Non-Disparagement Obligations. The Company, through its Board, any senior executive officer of the Company with the authority to speak for the Company, or any other designated officer, employee or consultant of the Company with the authority to speak on behalf of the Company, shall not (a) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Executive or (b) make any statement or engage in any conduct that has the purpose or effect of disrupting the business (if any) of Executive; provided that a judicial action validly brought by the Company to enforce the Company’s rights hereunder shall not be deemed to be the type of conduct contemplated by the foregoing. Nothing in this Section 10.3 shall in any way prohibit the Company, the Board, or any senior executive officer of the Company from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to the Company, the Board, or any senior executive officer of the Company in the circumstances.
11.    Cooperation.
11.1    Executive Cooperation. Following the Separation Date, at the Company’s sole expense, Executive shall reasonably cooperate with the Company and its affiliates and subsidiaries in connection with: (a) any internal or governmental, investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any of its affiliates with respect to matters relating to Executive’s employment with or service as a member of the Board or the board of directors of any affiliate or subsidiary (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any affiliate or subsidiary with respect to the period of time when Executive was employed by the Company or any affiliate (“Audit”). Executive acknowledges and agrees that such cooperation may include, without limitation, Executive making himself reasonably available to the Company or any affiliate or subsidiary (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the reasonable request of the Company or any affiliate or subsidiary to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any affiliate or subsidiary pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any affiliate or subsidiary, in a form and within a time frame reasonably requested by the Board, with respect to the Company’s or any affiliate’s or any subsidiary’s opening balance sheet valuation of intangibles and financial statements for the period in which Executive was employed by the Company or any affiliate or any subsidiary; and (v) turning over to the Company or any affiliate any documents relevant to any Litigation or Audit that are or may come into Executive’s possession. The Company shall make the Company’s legal counsel available to represent Executive in connection with such matters as Executive and the Company may deem to be necessary or advisable. Executive shall not have the right to retain independent legal counsel at the Company’s expense without prior approval of the Board, subject to the terms of the Indemnification Agreement. The Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with providing the services under this Section 11.1, upon Executive’s submission of receipts and compliance with the Company’s customary reimbursement policies.
11.2    Company Cooperation. Following the Separation Date, the Company shall reasonably cooperate with Executive in connection with any governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving Executive with respect to matters relating to Executive’s employment with or service as a member of the Board or the board of directors of any Company affiliate (collectively, “Executive Litigation”). The party responsible for payment of the costs and expenses incurred in connection with such cooperation shall be determined pursuant to the terms and provisions of the Indemnification Agreement.
12.    Affirmative Covenants. The Company shall (a) indemnify, defend and hold harmless Executive pursuant to the indemnification provisions of the Company’s Articles, the Company’s Bylaws and the Indemnification Agreement against all Claims and other claims, including, without limitation, any Litigation or any Litigation Claims, and (b) only modify Executive’s protection under the Company’s Articles, the Company’s Bylaws, the Indemnification Agreement or the

Company’s D&O Insurance to the extent of any such modifications for the benefit of any officer or director of the Company.
13.    Miscellaneous.
13.1    Successors.
13.1.1    Non-Assignable. This Separation Agreement is personal to Executive and the Company and shall not, without the prior written consent of the other party, be assignable.
13.1.2    Successor and Assigns. This Separation Agreement shall inure to the benefit of and be binding upon Executive and the Company and their respective representatives, successors, heirs and permitted assigns and any such representative, successor, heir or assignee shall be deemed substituted for Executive or the Company, as the case may be, under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” of the Company shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Separation Agreement by operation of law or otherwise in accordance with the terms of this Separation Agreement.
13.2    Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
13.3    Modification. This Separation Agreement may not be amended or modified other than by a written agreement executed by Executive and an executive officer of the Company duly authorized to execute such agreement.
13.4    Complete Agreement. This Separation Agreement (including the exhibits hereto) constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its affiliates and the other subject matters addressed herein between the parties hereto, and supersedes and replaces the Employment Agreement and all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Separation Agreement shall not be binding upon or enforceable against either party. This Separation Agreement, along with the exhibits referred to herein, constitutes an integrated agreement. Notwithstanding the foregoing, Executive understands and agrees that any agreements signed by Executive to which the Company is a party, a successor, or an assign concerning non-disclosure of information, non-competition, non-solicitation, loan repayment, ownership of inventions or intellectual property, equity or stock plans, or the like, are not superseded by this Agreement, except as expressly allowed pursuant to Section 10.1, above.
13.5    Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.
13.6    Governing Law. This Separation Agreement shall be deemed to have been executed and delivered within the State of Arizona, and the rights and obligations of the parties under this Separation Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Arizona without regard to principles of conflict of laws.
13.7    Legal Counsel; Mutual Drafting. Each party to this Separation Agreement recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive acknowledges and agrees that Executive has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement, has had ample opportunity to do so and has done so.
13.8    Notices.
(i)    All notices, requests, demands and other communications required or permitted under this Separation Agreement shall be in writing and shall be deemed to have been duly given and made if delivered by hand, otherwise delivered against receipt therefor, or sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties hereto as follows:

(a)	if to the Company:
IMH Financial Corporation
7001 N. Scottsdale Rd., #2050 Scottsdale, Arizona 85253
Attn: Steven Darak

With a copy to:

Polsinelli PC
One East Washington, Ste. 1200

Phoenix, Arizona 85004
Attn: Jonathan T. Brohard, Esq.

(b)	if to Executive, at the last address of Executive on the books of the Company.
(ii)    Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 13.8 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.
13.9    Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
13.10    Venue; Forum. Executive and the Company agree that any controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, without limitation, any state or federal statutory claims, shall be brought in a Federal or Superior Court in Phoenix, Arizona, as the exclusive forum for the resolution of such dispute.
13.11    Waiver of Jury Trial. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Separation Agreement or Executive’s employment.
13.12    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
13.13    Headings. The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.
13.14    Taxes. The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Executive the amount required by law to be withheld with respect to such payment or other benefits provided to Executive. Other than as to such withholding right, Executive shall be solely responsible for any taxes due as a result of the payments and benefits received by Executive contemplated by this Separation Agreement.

IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement on the Execution Date

"Executive"
/s/ William Meris
William Meris

IMH Financial Corporation, a Delaware corporation

By:	/s/Lawrence Bain CEO

Its:	President & CEO

EXHIBIT 1.1
RESIGNATION LETTER

Date:	July ___, 2014
To:	The Board of Directors of IMH Financial Corporation
From:	William Meris
Subject to the terms of that certain Separation Agreement by and between William Meris and IMH Financial Corporation, dated as of July __, 2014 (the “Separation Agreement”), I hereby resign as an employee, officer, member, manager and in any other capacity with IMH Financial Corporation and its affiliates, effective as of the Separation Date (as such term is defined in the Separation Agreement); provided, however, that I am not resigning as a member of board of directors of IMH Financial Corporation.

/s/ William Meris
William Meris

EXHIBIT 2.7.2
EXECUTIVE PROPERTY

Personal papers

EXHIBIT 5.1
INDEMNIFICATION AGREEMENT

EXHIBIT 5.2
COMPANY’S ARTICLES

EXHIBIT 5.3
COMPANY’S BYLAWS

EXHIBIT 7.3
ACKNOWLEDGEMENT AND WAIVER
I, William Meris, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation, and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of Arizona, that the foregoing is true and correct.
EXECUTED this ___ day of July, 2014, at ____________________________.

William Meris